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                                                                    EXHIBIT 10.2

                           ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement, dated as of March 8, 2000 (this "Agreement"), is entered into by and among Corinthian Schools, Inc., a Delaware corporation ("Buyer"), Cuff & Dean Incorporated (d/b/a Georgia Medical Institute), a Georgia corporation ("Seller"), and Dominic J. Dean and Arthur Cuff ("Owners").

                                  BACKGROUND

          A. Owners are the sole stockholders of Seller, which owns, operates and administers those certain proprietary, post-secondary, vocational training schools known as Georgia Medical Institute (collectively, the "Schools," and individually, a "School"), located at (i) 41 Marietta Street, N.W. Atlanta, Georgia, (ii) Building 500, Suite 202 of the American Business Center, 1395 South Marietta Parkway, Marietta, Georgia, and (iii) 6431 Tara Boulevard, Jonesboro, Georgia.

          B. Buyer desires to buy, through the payment of cash and the assumption of certain liabilities of Seller, and Seller desires to sell, substantially all assets and property owned by Seller and used in the business of the Schools, upon the terms and conditions hereinafter set forth.

                                   AGREEMENT

          In consideration of the mutual covenants contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                          SALE AND PURCHASE OF ASSETS

          1.1 Purchased Assets to be Transferred. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign, convey, transfer and deliver to Buyer at the Closing (as defined herein), and Buyer hereby agrees to purchase from Seller, all of the Seller's right, title and interest in, to and under all of the business, properties, assets, goodwill, rights and claims and property owned by Seller and used in the business of the Schools, of the types set forth below (the "Purchased Assets"), free and clear of all mortgages, pledges, liens, claims, restrictions, encumbrances and security interests of any kind or nature except as described on Schedule 5.8(b)
                                                                ---------------
(such mortgages, pledges, liens, etc., as described on Schedule 5.8(b), the
                                                       ---------------
"Permitted Exceptions"), and except for the Excluded Assets (as defined in
Section 1.2 hereof):

               1.1.1 Accounts Receivable. All of Seller's accounts receivable, notes receivable and other receivables (and causes of action related to any of the foregoing) ("Accounts Receivable");
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               1.1.2  Inventory.  All of Seller's inventory, including without limitation, textbooks, course materials and supplies;

               1.1.3 Equipment. All of Seller's computer hardware, printers, other data processing equipment, other machinery and equipment, furniture, fixtures, leasehold improvements, furnishings, classroom equipment and other tangible personal property used at the Schools;

               1.1.4 Records. All of Seller's records related to or used in connection with the operation of the Schools or pertaining to the Purchased Assets, including, without limitation, all student records, ledgers, financial statements, correspondence, employment records, placement records, marketing materials and copies of all documents and other information and data filed by Seller with any state, federal or local government authority or any guaranty or accrediting agency, whether on computer disk, in paper form or otherwise;

               1.1.5 Contracts and Leases. All of the rights of Seller under contracts and leases (the "Assumed Contracts") applicable to the Schools to which Seller is a party entered into in the course of Seller's business, including, without limitation, those identified as Material Assumed Contracts in
Schedule 5.9;
------------

               1.1.6 Intellectual Property. All rights of Seller with respect to patents, trademarks, service marks licenses and copyrights (whether or not registered) and all applications and registrations therefor, owned or licensed by Seller, and all rights of Seller with respect to computer programs and software, including those described in Schedule 5.10;
                                       -------------

               1.1.7 Warranty Rights. All rights of Seller relating to or arising out of express or implied warranties, representations or guarantees from suppliers with respect to any of the Purchased Assets, and all causes of action arising therefrom;

               1.1.8 Prepaid Expenses. All of Seller's prepaid security, vendor, utility and other deposits and expenses;

               1.1.9 Permits. To the extent transferable, Seller's licenses, permits, certifications, approvals and other governmental and regulatory authorizations required under all laws, rules and regulations applicable to or affecting the Schools, including those described in Schedule 5.5(a);
                                                    ---------------

               1.1.10 Goodwill and Other Intangibles. All of the goodwill and going concern value of the Schools and all other intangibles used in connection with the Schools;

               1.1.11 Lead Bank. Copies of all information in existence in Seller's lead bank;

               1.1.12 Curriculum Materials. All Rights of Seller with respect to Curriculum (as defined in Section 5.8.5) used in connection with the educational programs of

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the Schools, whether proprietary or licensed from third parties (including all periodic updates to the curriculum as developed or used by Seller or any such third parties); and

               1.1.13 Other Assets. All other assets and property owned by Seller and used in the business of the Schools (other than the Excluded Assets), including, without limitation, promotional and marketing materials.

          1.2 Excluded Assets. The Excluded Assets shall not be conveyed hereunder. The "Excluded Assets" means:

               1.2.1 Cash. All of Seller's cash, cash equivalents, certificates of deposit and marketable securities on hand at the Closing and Seller's bank accounts relating thereto;

               1.2.2 Nontransferable Rights. Any license, permit, contract and governmental authorization or accreditation that is not transferable; and

               1.2.3   Other Assets.  Such other assets as are identified on
Schedule 1.2.3 attached hereto.
--------------

                                  ARTICLE II
                                 CONSIDERATION

          2.1 Purchase Price. The purchase price payable to Seller in connection with the transfer to Buyer of the Purchased Assets shall be (i) the cash consideration referred to in Section 2.2, plus (ii) the assumption of liabilities of Seller referred to in Section 2.3 (collectively, the "Purchase Price").

          2.2 Cash Consideration. The cash consideration portion of the Purchase Price shall be $6,992,500.00, payable as follows: At the Closing, Buyer shall pay to Seller ninety percent (90%) of the cash consideration portion of the Purchase Price, by check or wire transfer (the "Closing Payment"). Buyer shall pay the balance of the cash consideration portion of the purchase price to Seller (or, if so instructed by Seller, directly to the Owners) (the "Deferred Payment"), subject to Buyer's right of set-off as set forth in Section 9.14, on or after the date which is 18 months after the Closing Date (the "Deferred Payment Date"), with no interest accruing on the Deferred Payment between the date of Closing and the Deferred Payment Date . Buyer shall be entitled to collect damages for breaches of Seller's and the Owners' indemnification and other obligations as set forth in this Agreement by set-off against the Deferred Payment. Any portion of the Deferred Payment which is held by Buyer after the Deferred Payment Date in respect of a disputed claim for indemnification against Seller and/or the Owners which is ultimately resolved in favor of Seller and/or the Owners shall bear interest at the rate of ten percent (10%) per annum from the time of the Deferred Payment Date until such amount is actually paid to the Seller and/or Owners. Any portion of the Deferred Payment which is to be paid directly to the Owners shall be paid fifty-one percent (51%) to Dominic Dean and forty-nine percent (49%) to Arthur Cuff.

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          2.3  Obligations and Liabilities to be Assumed.  Upon the terms and subject to the conditions contained herein, at the Closing Buyer shall, by an instrument of assumption to be executed and delivered at the Closing substantially in the form of Exhibit A hereto (the "Assignment and Assumption
                             ---------
Agreement"), assume all of the liabilities (the "Assumed Liabilities") of the Seller and the Schools (including all post-Closing duties of Seller under the Assumed Contracts) other than the Excluded Liabilities (as defined in Section
2.4 hereof).

          2.4 Excluded Liabilities. Buyer shall not assume, or otherwise be responsible for, any liabilities or obligations (whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown) of Seller, any other owner or operator of the Schools prior to the Closing Date, or any affiliate of any of the foregoing, which consist of, relate to, are connected with, are based upon or arise out of the following: (i) regulatory liabilities imposed by the U.S. Department of Education (the "DOE") and/or the applicable state regulatory agencies with respect to the Schools for periods prior to the Closing Date, (ii) subject to section 7.7, liabilities relating to employees of the Schools for periods prior to the Closing Date, (iii) liabilities incurred on or before the Closing Date that are set forth on
Schedule 2.4, (iv) liabilities and costs (including those incurred post-Closing)
------------
associated with or caused by a determination by the DOE that the Schools have not demonstrated compliance with 34 CFR 668.15 (Factors of Financial Responsibility) and 34 CFR 668.16 (Standards of Administrative Capability) for dates and periods prior to Closing, (v) Tax liabilities of Seller, (vi) liabilities with respect to the matters addressed in Section 5.16, (vii) liabilities with respect to the claims referenced on Schedule 5.14 hereto, and
                                                     -------------
(viii) any bank debt and other liabilities required to be shown as long term liabilities on a balance sheet of Seller prepared in accordance with GAAP (as defined herein) (except to the extent that Leases of the Facilities and the equipment leases which are listed on an attachment to Schedule 5.8(b) are required to be shown as long term liabilities, it being expressly agreed that Leases of the Facilities and the equipment leases listed on the attachment to
Schedule 5.8(b) are being assumed by Buyer at the Closing) (collectively, the "Excluded Liabilities").

          2.5 Allocation of Purchase Price. Buyer and Seller agree that the Purchase Price shall be allocated among the Purchased Assets in accordance with the allocation set forth in Schedule 2.5 attached hereto. Buyer and Seller
                            ------------
agree that each will report the federal, state and local income Tax and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and that neither will take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation or otherwise. For the purposes of this Agreement, the term "Tax" or "Taxes" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any governmental entity, and any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof.

          2.6 Working Capital Adjustment. If the Purchased Working Capital (as defined below) is less than $1.00, then Seller and/or the Owners, jointly and severally, shall pay to Buyer within ten (10) business days after the completion by Buyer of the Post-Closing Audit

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(as defined below), by check or wire transfer of immediately available funds, an amount of cash which equals the amount by which such Working Capital is less than $1.00. If the Purchased Working Capital exceeds $1.00, then Buyer shall pay to Seller within ten (10) business days after the completion of the Post-Closing Audit, by check or wire transfer of immediately available funds, an amount of cash which equals the amount by which such Working Capital exceeds $1.00. The term "Purchased Working Capital" shall mean all current assets purchased by Buyer hereunder (e.g. receivables and inventory) minus the sum of (A) all assumed current liabilities (e.g. current payables) as of the Closing Date, and
(B) fifty percent (50%) of the value of the accrued vacation liability (determined in accordance with Buyer's applicable practices as have been explained to Seller) attributable to Seller's employees who are retained by Buyer after the Closing, as if such employees had been employed by Buyer from January 1, 2000 through the Closing Date.

          2.7. Post-Closing Audit. On the Closing Date, Seller shall deliver to Buyer true and correct copies of all financial books and records of Seller necessary to prepare a balance sheet of Seller as of the Closing Date. Within thirty (30) days after the Closing, Buyer shall prepare, and have audited, a balance sheet dated as of the close of business on the Closing Date (the "Closing Balance Sheet") on which shall be shown (A) the purchased current assets and the assumed current liabilities of the Seller as of the Closing Date (such amount shall not include cash of the Seller which is not being purchased by Buyer) and (B) the figure described in Clause (B) of Section 2.6. The Closing Balance Sheet shall be prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), applied on a basis consistent with Seller's past practices, and audited by Almich & Associates in accordance with Generally Accepted Government Auditing Standards ("GAGAS"); provided, however, that the calculation
                                         -----------------
of reserves for unearned tuition shall be consistent solely with Seller's practice for the fiscal year ended December 31, 1998, and not with Seller's calculation or practice in any other year. The amount of Purchased Working Capital for all purposes of this Agreement shall be as calculated from such Closing Balance Sheet.

                                  ARTICLE III
                                    CLOSING

          3.1 Closing. Consummation of the purchase and sale of the Purchased Assets contemplated hereby is referred to herein as the "Closing," and the date on which the Closing takes place is referred to herein as the "Closing Date." The Closing shall take place, as soon as practicable following satisfaction or waiver of all conditions precedent to the parties' obligations to close, at the offices of Seller at the address for Seller set forth in Section 9.2. Delivery of documents at the Closing may be accomplished by facsimile, to be followed by delivery of originals by overnight courier of national reputation on the day after the Closing. The Closing shall be effective at 11:59 p.m. on the Closing Date.

          3.2 Deliveries by Seller at Closing. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

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

                    (1) Certified resolutions of Seller's Board of Directors and, if required by applicable law, Seller's shareholders, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;

                    (2) a Duly executed Bill of Sale substantially in the form of Exhibit B hereto (the "Bill of Sale") and such other instruments of
        ---------
     conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary to vest in Buyer title to the Purchased Assets;

                    (3)  a Duly executed Assignment and Assumption Agreement;

                    (4) An officers' certificate signed by the President and the Chief Financial Officer of Seller, or such other officer reasonably acceptable to Buyer, certifying as to the representations, warranties and covenants of Seller made herein as provided in Sections 8.1(1), 8.1(2) and 8.1(3);

                    (5) Duly executed estoppel certificates and consents to assignment of lease (executed by the landlords of the Facilities (as defined below));

                    (6) Duly executed Assignments and Assumption of Lease for each of the Facilities in form and substance reasonably satisfactory to counsel for Buyer and Seller (the "Lease Assignment");

                    (7) Non-Competition Agreements in substantially the form attached hereto as Exhibit C (the "Non-Competition Agreements"), duly
                        ---------
     executed by each of the Owners;

                    (8) Consents to assignment of the Material Assumed Contracts deemed reasonably necessary by counsel to Buyer; and

                    (9) Any other documents reasonably necessary to effectuate the transactions contemplated hereby.

Notwithstanding the foregoing, Seller's failure to deliver any of the items described in clauses (4), (5), (6) or (8) shall not constitute a breach of this Agreement (but shall excuse Buyer from its obligation to purchase the Purchased Assets).

          3.3 Deliveries by Buyer at Closing. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                    (1)  The Closing Payment to Seller;

                    (2) Certified resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;

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

                    (3)  Duly executed Assignment and Assumption Agreement;

                    (4) Duly executed Lease Assignments for each of the Facilities; and

                    (5) Duly executed Non-Competition Agreements for each of the Owners; and

                    (6) Any other documents reasonably necessary to effectuate the transactions contemplated hereby.

                                  ARTICLE IV
                                  TERMINATION

          4.1 Termination. This Agreement may be terminated only as follows and in each case only by written notice:

                    (1) At any time by mutual written consent of Seller and Buyer;

                    (2) Prior to the Closing, by Seller on the one hand or Buyer on the other, if the other party shall be in breach of any covenant, undertaking or representation contained herein in any material respect and such breach has not been cured within ten (10) business days after the giving of written notice to the breaching party of such breach;

                    (3) Prior to the Closing, by Buyer if the DOE, the Nonpublic Post-Secondary Education Commission ("NPEC") of the State of Georgia, the State of Georgia or any of its agencies, any guaranty agency or any accreditation agency determines that the Schools or any of their respective programs will not be certified as eligible for Title IV funds (other than programs not eligible to receive Title IV funds on the date hereof);

                    (4) Prior to the Closing, by Buyer, at its sole and absolute discretion, if, based on the DOE pre-review of the application for certification and provisional extension of certification, Buyer determines that the Schools will be unable to obtain certification by the DOE subsequent to the Closing at any time, in a timely matter, or without being subject to material adverse conditions; or

                    (5) If the Closing has not occurred before the sixtieth (60/th/) day following execution hereof by the last-signing party, by Seller or Buyer, by notice to all other parties, at any time thereafter and before the Closing.

          4.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller in accordance with the applicable provisions above, this Agreement shall forthwith terminate upon notice thereof duly given in accordance with the provisions hereof, and there shall be no liability of any nature on the part of either Buyer or Seller (or their respective officers or directors) to the other, except for liabilities arising from a breach of this Agreement prior to such termination; provided, however, that this Section 4.2 in no way limits the
             --------  -------
obligations of the parties set forth in Sections 9.12 (Indemnification by Seller and Owner) and 9.13 (Indemnification by Buyer) hereof, or in the last sentences of Sections 5.20 and 6.4, all of which obligations shall survive the termination.

                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF SELLER AND OWNERS

          As a material inducement to Buyer to enter into this Agreement, to purchase the Purchased Assets and assume the Assumed Liabilities, Seller and Owners, jointly and severally, hereby make the following representations and warranties, subject to such qualifications, if any, as are set forth, described or referred to in Seller's Schedule of Exceptions attached hereto. Seller's Schedule of Exceptions is numbered to correspond to the sections of Article V of this Agreement. Notwithstanding any cross-references between any section of this Agreement and any part of Seller's Schedule of Exceptions, and vice versa,
                                                                    ----------
any matter which is disclosed in any particular schedule or section of the Seller's Schedule of Exceptions shall be deemed to be disclosed in all schedules and sections thereof, and to qualify all of the representations and warranties of Seller and the Owners contained in this Agreement; provided, however, that in
                                                      --------  -------
cases where disclosures are not explicitly cross-referenced, (a) the cross-applicability of the contents of any given schedule to another schedule must be reasonably apparent from the disclosure set forth in the first schedule and (b) the schedule must, when cross-applied, reasonably apprise the reader of the nature of the item disclosed.

          5.1 Organization and Corporate Power. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia, the jurisdiction in which it is incorporated. Seller has all requisite power and authority to own and operate its properties, to carry on its business as now conducted, to enter into this Agreement and to consummate the transactions contemplated hereunder. Seller is duly qualified to do business in each jurisdiction in which the failure to be so qualified would have an adverse effect on the operation of the Schools. True and correct copies of Seller's articles of incorporation and bylaws have been furnished to Buyer and reflect all amendments made thereto at any time prior to the date of this Agreement and the Closing Date.

          5.2 Capacity; Authorization; Binding Effect. Seller has the power, legal capacity and authority to execute, deliver and perform this Agreement and each other document being executed in connection herewith to which it is a party. Seller has the power, legal capacity and authority to transfer, convey and deliver the Purchased Assets, free and clear of all liens, claims, encumbrances, options, rights and restrictions, except as otherwise disclosed in
Schedule 5.8(b).  All corporate and other proceedings required to be taken by or
---------------
on the part of Seller, including all action required to be taken by the directors or stockholders of Seller, to authorize Seller to enter into and carry out this Agreement and the related documents contemplated herein, have been duly and properly taken. This Agreement has been, and each of

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the related documents will be at Closing, duly executed and delivered by Seller and constitute, or will when delivered constitute, the valid and binding obligations of Seller, enforceable against Seller, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          5.3 Ownership of Schools. The Schools are owned and operated by Seller directly, and no other Person has any ownership interest in the Schools. No other Person has any right, option, subscription or other arrangement to purchase or otherwise acquire any interest in the Schools. For purposes of this Agreement, the term "Person" shall include any individual, corporation, partnership, joint venture, trust, unincorporated association or government or any agency or political subdivisions thereof.

          5.4 No Conflicts. The execution, delivery and performance of this Agreement and each other document being executed by Seller in connection herewith, and the consummation by Seller of the transactions contemplated hereby and thereby will not: (a) violate any provisions of law applicable to Seller;
(b) with or without the giving of notice or the passage of time, or both, conflict with or result in the breach of any provision of the articles of incorporation or bylaws of Seller, or any material instrument, license, agreement or commitment to which Seller is a party or by which any of its assets or properties is bound, including the Material Assumed Contracts (as defined in
Section 5.9 hereof); (c) constitute a violation of any order, judgment or decree to which Seller is a party or by which any of its assets or properties is bound; or (d) require any approval of, or filing or registration with, any governmental entity or regulatory authority other than those set forth or described on Schedule 5.4 attached hereto or Schedule 6.3 attached hereto.
             ------------                    ------------

          5.5 Compliance with Laws; Licenses and Permits. Except as disclosed in Schedule 5.5, Seller is not in violation of any law, regulation or
   ------------
requirement of any governmental authority and Seller has not received notice of any such violation. Seller currently maintains all licenses, accreditations, certificates, permits, consents, authorizations and other governmental or regulatory approvals (the "Licenses and Permits") necessary for Seller to conduct the business and operations of the Schools as presently being conducted, including, without limitation, all requisite approvals for the educational and training programs currently offered from the Schools' institutional accrediting agency and the state in which the Schools operate. Each program offered by the Schools is an eligible program in compliance with the requirements of 34 C.F.R.
(S) 668.8. Seller has duly filed all reports and returns required to be filed by it with respect to the Schools with governmental authorities and accrediting bodies and complied with all stipulations, conditions or other requirements that they have imposed. The Licenses and Permits for the Schools are in full force and effect, and no proceedings for the suspension or cancellation of any of them is pending or threatened. No application made by Seller for any Licenses and Permits during the last five years has been denied. Schedule 5.5(a) attached
                                                     ---------------
hereto is a true, correct and complete list of all Licenses and Permits held by Seller with respect to the Schools and the governmental authority or accrediting body granting such Licenses and Permits. Seller has delivered to Buyer true and correct copies of all such Licenses and Permits. Seller has received no notice that any of the Licenses and Permits will not be renewed and to the best of Seller's knowledge, there is no basis for nonrenewal. The Schools are accredited as set forth on Schedule 5.5(b) attached hereto, are certified by the
                           ---------------
DOE as an eligible institution under Title IV and are parties to, and in compliance with, valid program participation agreements with the DOE with respect to the Schools' respective operations, and the Schools are authorized by the state in which they are located to operate for-profit postsecondary educational institutions. Seller has not received any notice, not previously complied with, in respect of any alleged violation of the rules or regulations of the DOE, any state licensing body, or any applicable accrediting body in respect of the Schools, including sales and marketing activities, or the terms of any program participation agreement to which it is or was a party. If any such notices have been received and complied with, Seller has disclosed in writing their receipt and disposition to Buyer prior to the execution of this Agreement. Other than as set forth on Schedule 5.5(c) attached hereto, Seller
                                       ---------------
is not aware of any investigation or review of Seller's student financial aid programs or any review of any School's state license accreditation by any Person. Except as disclosed on Schedule 5.5(d), each and every course offering
                                ---------------
and program offered or taught at any of the Schools is currently certified as eligible to receive Title IV funds.

          5.6  Recruitment; Admissions Procedures; Attendance; Reports. Schedule
                                                                        --------
5.6(a) attached hereto is a complete list of all policy manuals and other
------
statements of procedures or instruction relating to recruitment of students for the Schools, including (a) procedures for assisting in the application by prospective students for direct or indirect state or federal financial assistance; (b) admissions procedures, including any descriptions of procedures for insuring compliance with state or federal or other appropriate standards or tests of eligibility; and (c) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course completion and certification (collectively, the "Policy Guidelines"). Seller has made available (and, in the case of materials specifically requested by Buyer, delivered) to Buyer true, correct and complete copies of all Policy Guidelines and all documents and other information disseminated to students or prospective students. Seller's operations with respect to the Schools have been conducted in accordance with the Policy Guidelines and all relevant standards imposed by applicable accrediting bodies, agencies administering state or federal governmental programs in which Seller participates, and other applicable laws or regulations. Seller has submitted all reports, audits, and other information, whether periodic in nature or pursuant to specific requests, including, without limitation, all annual compliance audits and audited financial statements, for the Schools to all agencies or other entities with which such filings are required relating to its compliance with (i) applicable accreditation standards governing its activities and (ii) laws or regulations governing programs pursuant to which Seller or its students receive funding. Complete and accurate records for all present and past students attending the Schools have been maintained consistent with the operations of a school business. All forms and records with respect to the Schools have been prepared, completed, maintained and filed in accordance with all applicable federal and state laws and regulations, and are true and correct. All financial aid grants and loans, disbursements and record keeping relating thereto have been completed in compliance with all federal and state requirements, and there are no deficiencies in respect thereto. The Schools and Seller have complied with the legal requirements that no student at the Schools be funded prior to the date for which such student was eligible for funding. Seller covenants and agrees that it shall reimburse Buyer for and indemnify Buyer against any fines, penalties, expenses, costs and other losses Buyer may incur as a result of any pre-eligibility funding prior to the Closing Date. The records of each student at the Schools conform in form and substance to all relevant regulatory requirements.

          5.7  Cohort Default Rate.  Schedule 5.7 attached hereto sets forth the
                                     ------------
cohort default rate for the Schools, calculated in the manner prescribed by the DOE, of all students attending the Schools receiving assistance pursuant to Title IV programs for the fiscal years 1993 through 1998. Such schedule is correct and accurate in all respects for such periods.

          5.8  Title to and Condition of the Purchased Assets.

               5.8.1  Leased Facilities. The leased facilities described on
Schedule 5.8(a) (the "Facilities") constitute the only real property used in
---------------
connection with the operation of the Schools by Seller.

               5.8.2 Laws and Regulations; Records. All of Seller's operations with respect to the Schools are conducted at the Facilities, and all of the tangible Purchased Assets and records relating to intangible Purchased Assets of the Schools are located at the Facilities. Seller is not under any contractual or other legal obligation, and has not entered into any commitment, to make capital improvements or alterations to the Facilities. The Facilities are not subject to any zoning ordinance or other restrictions which would prohibit the use and enjoyment of the Facilities in the manner in which the Facilities are currently used and the Facilities are not subject to any condemnation proceedings. Each Facility and Seller's use thereof is in compliance with all laws, including, without limitation, the Americans with Disabilities Act.

               5.8.3 Title. Seller owns outright, and has good and marketable title to, all of the Purchased Assets, free and clear of all liens, claims and encumbrances, options, rights, and restrictions, other than as set forth on
Schedule 5.8(b). All leases for tangible personal property used by Seller in
---------------
connection with the operation of the Schools are valid and in full force and effect and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither Seller nor, to the best of Seller's knowledge, any of the other parties thereto is in default under any such lease, and, to the best of Seller's knowledge, no event, act or omission has occurred which (with or without notice, the passage of time or the happening or occurrence of any other event) would result in a default thereunder.

               5.8.4 Condition of Purchased Assets. The tangible Purchased Assets and properties of the Schools which are owned or leased by Seller and used in connection with the operation of the Schools are in good operating condition, order and repair, useable in the ordinary course of business consistent with past practice and are sufficient and adequate for all current operations. Seller has not received notice of any violation of or default under any law, ordinance, order, regulation or requirement relating to any of the Purchased Assets which remains uncured or has not been resolved.

               5.8.5 Title; Condition and Quality of the Curriculum. (a) Seller owns outright, and has good and marketable title to, the Curriculum of the Schools, free and clear of all encumbrances, and the execution of this Agreement will vest good and marketable title to the Curriculum in Buyer, free and clear of all encumbrances. No employee or Affiliate of Seller or Owners or any other Person owns or has any interest, directly or indirectly, in any part of the Curriculum. Seller does not use any part of the Curriculum by consent of any other Person and is not required to and does not make any payments to others with respect thereto. No component of the Curriculum infringes or violates any copyright, patent, trade secret, trademark, service mark, registration or other proprietary right of any other Person, and Seller's and Owners' past and current use of any part of the Curriculum does not infringe upon or violate any such right. The term "Curriculum," as used in this Agreement, means the curriculum used in the educational programs of the Schools in the form of computer programs, slide shows, texts, films, videos or any other form or media, including, without limitation, the following items: (1) course objectives, (2) lesson plans, (3) exams, (4) class materials (including interactive or computer-aided materials), (5) faculty notes, (6) course handouts, (7) diagrams, (8) syllabi, (9) sample externship and placement materials, (10) clinical checklists, (11) course and faculty evaluation materials, (12) policy and procedure manuals, and (13) other related materials. The Curriculum shall also include, without limitation, (a) all copyrights, copyright applications, copyright registrations and trade secrets relating to the above-listed items and
(b) Revisions. The term "Revisions," as used in this Agreement, means all periodic updates or revisions to the Curriculum as developed or used by Seller during its period of operation of the Schools from the beginning of time through the Closing Date.

          5.9  Material Assumed Contracts.  Schedule 5.9 attached hereto lists
                                            ------------
each assumed contract of Seller (the "Material Assumed Contracts") relating to the Schools or to which any of the Purchased Assets is subject or bound that individually, or together as a series of related contracts involving the same party or parties, or the successors to such party or parties: (a) obligates Seller or its Affiliates to pay an amount of $5,000 or more, (b) has an unexpired term as of the date of this Agreement in excess of six months, (c) was not made in the ordinary course of business, or (d) is in any way otherwise material to the operation of the Schools. Each Material Assumed Contract is valid and existing. Seller has duly performed all its obligations under the Material Assumed Contracts to the extent that such obligations to perform have accrued. Seller has not received written notice of any alleged breach or default, and no event which would (with the passage of time, notice or both) constitute a breach or default by Seller or any other party or obligor with respect thereto has occurred. True and correct copies of the Material Assumed Contracts, including all amendments and supplements thereto, have been delivered to Buyer or are attached to Schedule 5.9. For purposes of this Agreement, the
                            ------------
term "Affiliate" of any Person means any other Person who directly or indirectly controls, is controlled by, or is under common control with such Person.

          5.10 Tradenames; Confidential Information. All tradenames, trademarks or service marks and all forms, derivatives and graphic presentations thereof of Seller having any value to the operation of the Schools are set forth or described on Schedule 5.10 attached hereto (collectively, the "Tradenames").
             -------------
Seller has exclusive right to the use of each Tradename as an assumed business name in the states in which such Tradename is used, and Schedule 5.10 lists all
                                                        -------------
registrations of each Tradename as a trademark, servicemark or assumed name. Seller has not licensed any other Person to use any Tradename. Seller has not been sued or threatened with suit for infringement, violation or breach with respect to any Tradename, and no basis exists for any such suit. Except as disclosed on Schedule 5.10, Seller is not on notice of any infringement,
             -------------
violation or breach of the Tradename by any other Person. Seller has the right to use and license, free and clear of any claims or rights of any third party, all trade secrets, customer lists, know-how, curricula and any other confidential information required for or used in the operation of the Schools. Seller is not in any way making any unlawful or wrongful use of any trade secrets, customer lists, know-how, curricula or any other confidential information of any third party, including, without limitation, any former employer of any present or past employee of Seller in connection with the operation of the Schools.

          5.11  Financial Statements; Indebtedness.  Attached hereto as Schedule
                                                                        --------
5.11(a) are the following financial statements of Seller:  audited Balance
-------
Sheets at December 31, 1999, 1998 and 1997; and audited Statements of Operations and Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997 (collectively, the "Financial Statements"). The basis of presentation of the Financial Statements of the Seller is disclosed in the respective Opinions thereon, Notes thereto and/or on Schedule 5.11(b) attached hereto. Except as
                                 ----------------
disclosed in the respective Opinions thereon, Notes thereto and/or on Schedule
                                                                      --------
5.11(b), the balance sheets included in the Financial Statements present fairly
-------
in accordance with GAAP the assets and liabilities of Seller as of the respective dates thereof, and the related statements of revenue and expenses present fairly in accordance with GAAP the results of operations of Seller for the respective periods covered thereby. The Financial Statements (i) have been prepared based upon the books and records of Seller in a manner consistent with Seller's standard internal accounting practices, consistently applied and (ii) fairly present the financial position of Seller as of the dates of such Financial Statements, and the results of operations for the periods covered by such Financial Statements. Except as disclosed on Schedule 5.11(b), Seller has
                                                   ----------------
maintained the books and records of the Schools in accordance with applicable laws, rules and regulations and with GAAP and GAGAS, and such books and records are, and during the periods covered by the Financial Statements were, correct and complete, fairly reflecting the income, expenses, assets and liabilities of the Seller. On the date hereof, except for liabilities, and changes in amounts of liabilities, incurred in the ordinary course of business (none of which would cause a material adverse change in the financial condition of the Seller), Seller does not have any liabilities required to be set forth in a balance sheet prepared in accordance with GAAP and GAGAS that were not included in the latest balance sheet included in the Financial Statements. Except as provided in
Schedule 5.11(c), Seller is not required to provide any letters of credit,
----------------
guarantees or other financial security arrangements in connection with any transactions, approvals or licenses in the ordinary course of the Schools' business. As of the date hereof, Seller has no indebtedness, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, other than:

                    (1) those set forth or reserved against in the balance sheet of Seller as of December 31, 1999, to the extent set forth, reserved against or disclosed;

                    (2) those incurred since December 31, 1999, in the ordinary course of business of the Schools and consistent in nature with past practice, and in an aggregate amount of not more than $200,000; and

                    (3)  those described in the Schedules attached hereto.

To the best knowledge of Owners, there exists no condition relating to the Schools, whether absolute, accrued, contingent or otherwise, which could have an adverse effect on the properties, business, Purchased Assets, results of operations or condition (financial or otherwise) of the Schools or which would prevent the operations of the Schools from being carried on in the future in substantially the same manner as they are presently being conducted. Except as set forth on Schedule 5.11(d) attached hereto, there are no long-term fixed or
             ----------------
contractual liabilities relating to the operation of the Schools which are required to be assumed by Buyer in order to continue to operate the Schools as presently operated by Seller, the annual expense of which are not reflected in the Financial Statements or which are not otherwise disclosed in this Agreement or any Schedule hereto.

          5.12 Receivables. The Accounts Receivable, except to the extent of allowances and/or reserves for cancellations and doubtful accounts determined in accordance with Seller's past practice applied in preparing the Financial Statements, are bona fide receivables, arose out of arms' length transactions in the normal and usual practices of Seller and the Schools, are recorded correctly on the books and records of Seller and the Schools, and, to the best of Seller's knowledge, can reasonably be expected to be collected in full in the ordinary course of business, within the ordinary time frame for such receivables. Such receivables are not subject to any defense, counterclaim or setoff or trade discounts or credits of a type not reflected in the Financial Statements (other than tuition refund policies administered in accordance with all applicable legal requirements and the applicable Policy Guidelines).

          5.13 Inventories. The only inventories maintained by Seller in connection with the operation of the Schools consist of supplies used in the ordinary course of business of the Schools and are reflected on the Financial Statements as "inventories." Such supplies are reflected at cost (subject to the following sentence), are usable in the ordinary and regular course of business, are fit and sufficient for the purpose for which they were purchased, and, at the date of this Agreement, are in customary amounts appropriate to Seller's operations of the Schools. All excess or obsolete items have been written down to net realizable value or written off.

          5.14  Litigation.  Except as set forth in Schedule 5.14 attached
                                                    -------------
hereto, (i) there are no actions, suits, proceedings, orders, investigations or claims pending or, to the best of Seller's knowledge, threatened against or affecting the Schools or their respective operations at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality or accrediting body pertaining to or affecting Seller or the Schools, (ii) neither Seller, Owners, nor the Schools is the subject of any governmental investigations or inquiries (including inquiries as to the qualification to hold or receive any of the Licenses and Permits with respect to the Schools) and (iii) there is no basis for any of the foregoing.

          5.15  Insurance.  Schedule 5.15 attached hereto sets forth the
                            -------------
insurance coverages maintained by Seller on the Facilities, the Purchased Assets and the operations of the Schools, including all policies or binders of fire, extended coverage, general and vehicular, fidelity and fiduciary liability, workers' compensation, key-man life and other insurance held by Seller and all binders for insurance to be purchased on or before Closing, in order to replace policies expiring prior to the Closing or otherwise. Such policies and binders are in full force and effect, and there is no breach or default with respect to any provision contained in any such policy or binder, and all premiums, to the extent due and payable, have been paid or the liability therefor properly accrued. There are no claims pending or threatened under any of said policies pertaining to the Schools or disputes with underwriters regarding coverage under such policies pertaining to the Schools. Except as set forth on Schedule 5.15,
                                                                 -------------
neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the loss to Seller of any of the insurance policies listed or impair the rights of Seller with respect to liabilities arising in connection with the operation of the Schools prior to the Closing. Within the five years prior to the date hereof, Seller has not been denied insurance for the Schools, or been offered insurance for the Schools only at a commercially prohibitive premium.

          5.16 Environmental Matters. In connection with the operations of the Schools, Seller has not generated, transported, stored, treated or disposed, nor has Seller allowed or arranged for any third Persons to transport, store, treat or dispose, any hazardous substance to or at: (a) any location other than a site lawfully permitted to receive such hazardous substance for such purposes or
(b) any location designated for remedial action pursuant to federal, state or local statute and relating to the environment or waste disposal; nor has Seller performed or arranged for or allowed by any method or procedure such transportation or disposal in contravention of any laws or regulations or in any other manner which may result in liability for contamination or threat of contamination of the environment. No generation, use, handling, storage, treatment, release, threat of release, discharge, spillage or disposal of any hazardous substance, has occurred or is occurring at the Facilities or any other facilities or properties owned or operated by Seller in connection with its operation of the Schools. Seller has not received notification, nor is it aware of, any past or present failure by Seller to comply with any environmental laws, regulations, permits, franchises, licenses or orders applicable to the Schools or its operations. Seller has not received any notification, nor is it aware of, any past or present failure to comply with any environmental laws, regulations, permits, franchises, licenses or orders applicable to its operations of the Schools which may result in judicial, regulatory or other legal proceedings having an adverse impact on the operations of the Schools or result in the imposition of any lien, claim, assessment or other encumbrance against the Purchased Assets. To the best of Seller's knowledge, the Facilities do not contain asbestos or polychlorinated biphenyls. Seller acknowledges that Buyer is not assuming any of Seller's liabilities with respect to the matters addressed in this Section 5.16.

          5.17  Employee Benefit Plans.  Schedule 5.17 attached hereto sets
                                         -------------
forth a complete accurate and detailed description of all of Seller's employee welfare and benefit plans ("Plans"). Seller acknowledges that Buyer is assuming none of the Plans. Seller has never sponsored, administered or contributed to any employee benefit plan within the meaning of

Section 3(3) of the Employee Retirement Income Security Act of 1976, as amended ("ERISA"), that is subject to Title IV of ERISA. There are no accrued liabilities under any Plans, programs or practices maintained on behalf of the employees of the Schools which are not provided for on its books or in the Financial Statements or which have not been fully provided for by contributions to such Plans, programs or practices. As of the date hereof, Seller does not maintain any employee welfare benefit plans, as defined in Section 3(1) of ERISA, which provide post-retirement benefits to former employees of the Schools and to current employees of the Schools after their termination of employment (including, without limitation, medical and life insurance benefits), other than as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and interpreted by regulations thereunder ("COBRA").

          5.18 Employment Matters. Seller and the Schools are in compliance with all federal, state and local laws, rules and regulations affecting employment and employment practices with respect to the Schools, including terms and conditions of employment, employment discrimination and wages and hours, and Seller is not engaged in any unfair labor practices with respect to employees of the Schools; there are no complaints against Seller with respect to employees of the Schools pending before the National Labor Relations Board or any similar state or local labor agency; there are no labor strikes, slow-downs or stoppages or other labor troubles pending or threatened with respect to any employees of the Schools; to the best of Seller's knowledge, no labor organization activities have occurred with respect to employees of the Schools during the past three years; there are no collective bargaining agreements binding on Seller relating to the operation of the Schools; no grievances have been asserted against Seller with respect to employees of the Schools; and Seller has not experienced any work stoppage by its employees at the Schools during the last three years.

          5.19  Tax Matters.  Except as disclosed on Schedule 5.19, Seller has
                                                     -------------
completed and filed on or before the due dates thereof or within applicable extension periods all returns for Taxes required to be filed with respect to the operations of the Schools, and such returns are true and correct. Seller has paid all Taxes shown to be due and payable on such returns to the extent that the same have become due and payable on or before the Closing. Seller is not a party to, nor expected to become a party to, any pending or, to the best of Seller's knowledge, threatened action or proceeding, assessment or collection of Taxes by any governmental authority relating to the operations of the Schools.

          5.20 Brokers or Finders. No agent, broker, investment banker or other firm or Person retained by Seller is or will be entitled to any broker's or finder's fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement, except for Parchman, Vaughan & Company, L.L.C. ("PVC"), the responsibility for the payment of whose fee shall be solely and exclusively that of Seller and the Owners. Seller and the Owners, jointly and severally, agree to defend, indemnify and hold harmless Buyer and its Affiliates from and against any and all claims arising in connection with its or their use of the services of PVC or any other finder or broker.

          5.21 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on Schedule 5.21 attached hereto, since December 31,
                             -------------
1999, there has not been, occurred or arisen with respect to the Schools:

                    (1) any sale, lease, transfer, abandonment or other disposition of any material right, title or interest in or to any of the properties or assets of Seller used in connection with the operations of the Schools (tangible or intangible), except in the ordinary course of business;

                    (2) (i) any approval or action to put into effect any increase in any compensation or benefits payable to any employee, agent or officer of Seller employed or providing services in connection with the operation of the Schools or any payment, grant or accrual to or for the benefit of any such employee, agent or officer of any bonus, service award, percentage compensation or other benefit, (ii) any adoption or amendment of any Plans, or any severance agreement or employment contract to which any such employee, agent or officer of Seller is a party or (iii) any entering into of any employment, deferred compensation or other agreements with respect to bonuses, service awards, percentage compensation or other benefits with any such employee, agent or officer;

                    (3) any material adverse change in the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations of the Schools;

                    (4) any material damage, destruction or loss to the assets, business or operations of the Schools, whether or not covered by insurance;

                    (5) any material change in the business policies or practices of the Schools or a material failure to operate the business of the Schools in the ordinary course with a view to (i) preserving such business intact, (ii) retaining the services of the present officers, employees and agents of Seller employed or providing services in connection with the operation of the Schools, and (iii) preserving the business relationships of the Schools with, and the goodwill of, students, sales representatives, suppliers, accrediting bodies, governmental authorities and others;

                    (6) any agreement, whether in writing or otherwise, to take any action described in this Section 5.21; or

                    (7) any withdrawal, revocation or denial of accreditation, or order to show cause why accreditation should not be revoked, or any revocation, termination or denial of license to operate, or any termination or suspension of eligibility to participate in the federal student financial aid programs authorized by Title IV, for the Schools, or any program offered by the Schools.

          5.22 Delivery of Documents. True, correct and complete copies of all documents, instruments, agreements and records of Seller relating to the Purchased Assets, the

Assumed Liabilities, the representations and warranties of Seller contained in this Agreement and/or the operation of the Schools have been made available (and, in the case of items specifically requested by Buyer, delivered) to Buyer.

          5.23 Program Revenues. For each of Seller's fiscal years ending on December 31, 1995, 1996 and 1997 none of the Schools have received greater than eighty-five percent (85%), and for each of Seller's fiscal years ending on December 31, 1998 and 1999 no greater than ninety percent (90%), of such School's respective revenues from programs authorized by Title IV or other federal student financial aid funds, and each of the Schools satisfies the requirements regarding Title IV program funds established by the DOE as set forth at 34 C.F.R. (S)600.5. The attached Schedule 5.23 contains a correct
                                           -------------
statement of Seller's percentage of revenue from such federal funding sources.

          5.24 Accrediting Body and Governmental Approvals. To the best of Seller's knowledge, there exist no facts or circumstances attributable to Seller or the Schools that would cause the DOE, or any other governmental authority or accrediting body whose authorization, consent or similar approval is required for the consummation of the transactions contemplated by this Agreement, to refuse to deliver such authorization, consent or similar approval.

          5.25 Capitalization and Voting Rights. The authorized capital of the Seller consists of 1,000 shares of common stock, of which 750 shares are issued and outstanding. The outstanding shares of common stock are all duly and validly authorized and issued, fully paid and nonassessable. The Owners collectively own all of the issued and outstanding shares of common stock of the Seller, free and clear of any liens or encumbrances or other rights in favor of any third party; Arthur Cuff and Dominic Dean own 343 and 357 shares, respectively, of the common stock of Seller. There are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements, commitments or letters of intent for the purchase or acquisition from the Seller of any shares of its capital stock. Neither the Owners nor the Seller is a party or subject to any agreement or understanding which affects or relates to the voting or giving of written consents with respect to any security of the Seller.

          5.26 Disclosure. There is no fact which Seller has not disclosed to Buyer in writing and of which any of Seller or Owner is aware which has had a material adverse effect upon the existing financial condition, operating results, assets, employee relations, accreditation, reputation or business of the Schools.

                                  ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF BUYER

          As a material inducement to Seller to enter into this Agreement and to sell the Purchased Assets, Buyer hereby makes the following representations and warranties, subject to such qualifications, if any, as are set forth, described or referred to in Buyer's Schedule of Exceptions attached hereto. Buyer's Schedule of Exceptions is numbered to correspond to the sections of Article VI of this Agreement. Notwithstanding any cross-references between any section of this Agreement and any part of Buyer's Schedule of Exceptions, and vice versa,
                                                                   ----------
any
matter which is disclosed in any particular schedule or section of the Buyer's Schedule of Exceptions shall be deemed to be disclosed in all schedules and sections thereof, and to qualify all of the representations and warranties of Buyer contained in this Agreement; provided, however, that in cases where
                                   --------  -------
disclosures are not explicitly cross-referenced, (a) the cross-applicability of the contents of any given schedule to another schedule must be reasonably apparent from the disclosure set forth in the first schedule and (b) the schedule must, when cross-applied, reasonably apprise the reader of the nature of the item disclosed.

          6.1 Organization and Corporate Power. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, the jurisdiction in which it is incorporated. Buyer has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder.

          6.2 Capacity; Authorization; Binding Effect. Buyer has the power, legal capacity and authority to execute, deliver and perform this Agreement and each other document being executed in connection herewith to which it is a party. All corporate and other proceedings required to be taken by or on the part of Buyer to authorize Buyer to enter into and carry out this Agreement and the related documents contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes valid and binding obligations of Buyer, enforceable against Buyer, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          6.3 No Conflicts. The execution, delivery and performance of this Agreement and each other document being executed by Buyer in connection herewith, and the consummation by Buyer of the transactions contemplated hereby and thereby will not: (a) violate any material provisions of law applicable to Buyer; (b) with or without the giving of notice or the passage of time, or both, conflict with or result in the material breach of any provision of the Restated Certificate of Incorporation or bylaws of Buyer, any material instrument, license, agreement or commitment to which Buyer is a party or by which any of its assets or properties is bound; (c) constitute a material violation of any order, judgment or decree to which Buyer is a party or by which any of its assets or properties is bound; or (d) require any material approval of, or filing or registration with, any governmental entity or regulatory authority other than those set forth or described on Schedule 5.4 attached hereto or
                                           ------------
Schedule 6.3 attached hereto.
------------

          6.4 Brokers or Finders. Buyer represents that no agent, broker, investment banker or other firm or Person retained by Buyer is or will be entitled to any broker's or finder's fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement. Buyer agrees to defend, indemnify and hold harmless Seller and Owners and their Affiliates from and against any and all claims made against Seller and/or Owners which arise in connection with Buyer's use of the services of any finder or broker.

                                  ARTICLE VII
                                   COVENANTS

          7.1 Covenants of Seller and Owners Prior to the Closing. Seller and Owner covenant and agree with Buyer that, from and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement pursuant to Article IV hereof, Seller and Owner (i) shall use their reasonable best efforts to fulfill or satisfy, or to cause to be fulfilled or satisfied, all of the conditions precedent to Seller's and Buyer's obligations to consummate and complete the sale provided herein and to take all other steps and do all other things reasonably required to consummate this Agreement in accordance with its terms, (ii) shall not interfere with the performance by Buyer of its obligations under this Agreement, (iii) shall not fail to pay any Taxes, assessments, governmental charges or levies imposed upon it or its income, profits or assets or otherwise required to be paid by it, (iv) shall not make any capital expenditure in excess of $5,000 without Buyer's prior written consent, (v) shall not engage in any sale of its Accounts Receivable, (vi) shall promptly notify Buyer (A) of any notice from any governmental or regulatory agency or authority, (B) of any fact or circumstance known to Seller which would make any representation or warranty set forth herein untrue or inaccurate as of the Closing Date, or (C) if Seller gains knowledge of any planned or threatened labor dispute, organization efforts, strike or collective work stoppage affecting the employees of Seller and (vii) shall not take any action that would cause Buyer to be unable to obtain good and marketable title to the Purchased Assets to be transferred to Buyer at the Closing (including pledging any of such assets as security for obligations of Owners or Seller). Until the termination of this Agreement, Seller and Owner will not directly or indirectly solicit, respond to or negotiate with or release any information relative to the Schools to any potential buyer other than Buyer.

          7.2 Covenants of Buyer Prior to the Closing. Buyer covenants and agrees with Seller that from and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement pursuant to Article IV hereof, Buyer (i) shall use its reasonable best efforts to fulfill or satisfy, or to cause to be fulfilled or satisfied, all of the conditions precedent to Seller's and Buyer's obligations to consummate and complete the sale provided herein and to take all other steps and do all other things reasonably required to consummate this Agreement in accordance with its terms and (ii) shall not interfere with the performance by Seller of its obligations under this Agreement.

          7.3  Closing and Post-Closing Covenants.

               7.3.1   Further Assurances.  From time to time after the Closing,
(i) Seller will use reasonable efforts for as long as it continues its corporate existence to execute and deliver such instruments of conveyance, sale or assignment as Buyer may reasonably request, to more effectively vest, confirm or evidence Buyer's title to or rights in any of the Purchased Assets and to otherwise carry out the purpose and intent of this Agreement, and (ii) Buyer will execute and deliver such instruments as Seller may reasonably request to more effectively assure the assignment to and assumption by Buyer of the obligations and liabilities of Seller to be assumed by Buyer pursuant to this Agreement and to otherwise carry out the purpose and intent of this Agreement.

               7.3.2 Mutual Cooperation. The parties shall use reasonable efforts to cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken to consummate the transactions contemplated hereby and transition management and ownership of the Schools from Seller to Buyer. Before and after the Closing, Seller shall use its best efforts to assist Buyer in obtaining any required accreditation reasonably necessary for Buyer's operation of the Schools, including furnishing Buyer such information and assistance as Buyer may request in connection with its preparation of filings, submissions or accreditation applications to any governmental agency in connection with the transactions contemplated hereby.

               7.3.3 Access to Employees. From and after the Closing, each of Buyer and Seller (the "Requested Party") shall afford to the other party (the "Requesting Party"), its officers, counsel, accountants and other authorized representatives reasonable access to the Requested Party's employees, without cost to the Requesting Party (other than payment of out-of-pocket costs not including personnel costs) and as reasonably required by the Requesting Party in connection with any claim, action, litigation or other proceeding involving Seller, Buyer or the Schools. Each party shall use its best efforts to cause such employees to cooperate with and assist the Requesting Party in its prosecution or defense of such claims, actions, litigation and other proceedings, which cooperation shall include, without limitation, preparing and providing written and oral discovery and attending and testifying at depositions, hearings, motions and trials, all as necessary in the reasonable opinion of the Requesting Party or its counsel. Any such access shall take place only during normal business hours in such a manner as not to interfere unreasonably with the operation of the business of the other party.

               7.3.4 Certification. Prior to and after the Closing, Seller and Buyer shall provide to the DOE and to all state regulatory agencies and accrediting bodies all information required or reasonably requested by any of them, and shall use their reasonable best efforts to satisfy all requirements and demands of the DOE or any such agency or body requisite to obtaining certification of the Schools as eligible to participate in the Title IV programs after the Closing. Seller and the Schools shall cooperate with Buyer to file a materially complete application for recertification and provisional extension of certificate (the "Application") for the Schools with the DOE no later than ten
(10) business days following the Closing. For purposes of this Agreement, a materially complete Application consists of a completed application for approval to participate in federal student financial aid programs and the following: (i) a copy of the Schools' state licenses or other equivalent document currently authorizing the Schools to provide a program of postsecondary education in the State of Georgia; (ii) copies of documentation from the Schools' accrediting agency demonstrating that the Schools currently are accredited and that the accrediting agency has approved or accredited all non-degree programs offered by the Schools (other than programs that are not eligible to receive Title IV funds as of the date hereof); (iii) audited financial statements of the Schools' two most recently completed fiscal years that are prepared in accordance with GAAP published by the Financial Accounting Standards Board and audited in accordance with GAGAS published by the Governmental Accounting Standards Board; and (iv) audited financial statements of the Buyer's two most recently completed fiscal years that are prepared in accordance with GAAP and audited in accordance with GAGAS, or acceptable equivalent information. Seller shall further cooperate with Buyer to file the following with the DOE by the last day of the month following the month in which the Closing occurred: (i) a balance sheet showing the financial position of the Schools, as of the date of the Closing, that is prepared in accordance with GAAP and audited in accordance with GAGAS; (ii) approval of the change of ownership from the State of Georgia; (iii) approval of the change of ownership from the Schools' accrediting agency; and (iv) if required, a default management plan. As soon as practicable after the date of this Agreement, Buyer and Seller shall provide the DOE with all information necessary to obtain a pre-Closing review of the Application. If, on the basis of the pre-Closing submission to the DOE, Buyer determines or is informed that it will not be able to obtain certification of the Schools subsequent to the Closing at any time, in a timely manner, or without being subject to material adverse conditions, then notwithstanding any other provision hereof, Buyer may elect to terminate this Agreement pursuant to Section 4.1(4) of this Agreement.

               7.3.5 Satisfaction and Payment of the Excluded Liabilities. Seller and Owners shall pay and satisfy, or cause to be paid and satisfied, all debts of Seller incurred through the Closing Date relating to the Schools which constitute the Excluded Liabilities.

          7.4 Excise and Property Taxes. Seller shall pay all Taxes arising out of the transfer of the Purchased Assets. Each of Buyer and Seller shall pay its respective portion, prorated as of the Closing, of state and local real and personal property taxes of the business of the Schools.

          7.5 Administration in Accordance with Accreditations. From and after the date of this Agreement through the earlier of the Closing Date or termination of this Agreement, Seller, at Seller's sole cost and expense, shall administer and operate the Schools in accordance with all federal and state laws, statutes, rules and regulations and in accordance with all permits, accreditations, authorizations and agreements issued by or entered into with any federal, state or local governmental or quasi-governmental entity in any way regulating or otherwise relating to the administration and operation of the Schools. Subject to the terms and provisions of this Agreement, Buyer and Seller shall work together cooperatively and in good faith to obtain any and all approvals from the DOE, any state education regulatory authority and any other governmental or quasi-governmental entity that may be necessary or appropriate to vest in Buyer at the Closing the right and authority in all material respects to administer and operate the Schools and to release Seller from further liability or obligations in connection with the administration or operation of the Schools.

          7.6 Access and Maintenance of Records. From and after the Closing, each of Buyer and Seller (the "Requested Party") shall afford to the other party (the "Requesting Party"), its officers, counsel, accountants and other authorized representatives and regulatory authorities access to its properties, books and records, including those maintained by its accountants, at any time and from time to time upon reasonable notice from the Requesting Party, as reasonably required by the Requesting Party in connection with (i) performance by the Requesting Party of any of its obligations under the terms and conditions of this Agreement, including, without limitation, any liability or obligation of Seller not assumed by Buyer pursuant to this Agreement, (ii) any claim, action, litigation or other proceeding involving the Requesting

Party or the Schools and (iii) the Requesting Party's preparation of its financial statements and Tax returns. In addition, the Requesting Party, at its expense, may make copies of any such records as may be necessary or appropriate for the Requesting Party's use. Each party shall maintain all such records in accordance with, and subject to all restrictions imposed by, all laws, rules and regulations. Each party shall not destroy or otherwise dispose of any of such records without prior notice to the other party, which party shall have the option, at such party's expense, to take possession of any such records which the other party elects to destroy or otherwise dispose of. Any such access shall take place only during normal business hours in such a manner as not to interfere unreasonably with the operation of the business of the other party.

          7.7  Employment Matters.

               7.7.1 As of the Closing Date, Seller shall terminate all of its employees employed at the Schools in accordance with all applicable laws and, prior to the Closing, shall provide any required notices in a timely manner in connection therewith. Buyer may, at its option, offer employment to any such current or former employees of Seller on terms and conditions as may be mutually agreed upon by Buyer and such employees; provided however, that the group of
                                         ----------------
Persons employed by Seller as of the Closing Date to whom Buyer does not offer employment (on terms reasonably consistent with such Persons' prior employment with Seller) will not exceed thirty-five (35) Persons. Seller shall use its best efforts to assist Buyer in hiring any such employees with respect to whom Buyer elects to offer employment. Seller shall not take any action, directly or indirectly, to prevent or discourage any such employee from being employed by Buyer after the Closing Date and shall not solicit, invite, induce or entice any such employee to remain in the employ of Seller or otherwise attempt to retain the services of any such employee, except with the prior written consent of Buyer. Buyer agrees that, for purposes of Buyer's employee benefits and other employment programs (excluding bonuses to managers), the pre-Closing service to Seller by each Person who accepts such offer shall be considered past service to Buyer. Buyer shall use its reasonable best efforts to provide to Seller, at least ten (10) days prior to the Closing Date, a list of all employees of Seller to whom Buyer has offered, or expects to offer, employment after the Closing Date.

               7.7.2 Seller shall be responsible for and shall pay on the Closing Date all of its obligations for compensation, wages and other employee benefits accrued as of the Closing Date; provided, however, that Buyer shall
                                         -----------------
assume and be responsible for the administration of all COBRA responsibilities of Seller with respect to Persons who were employed by Seller on the Closing Date (regardless of whether such Persons are offered or accept employment by Buyer). Buyer agrees to give credit to, and accrue vacation benefits for, the employees of Seller on the Closing Date who are retained by Buyer after the Closing, as though such Persons had been employed by Buyer from January 1, 2000 through the Closing Date. Buyer further agrees to permit the former employees of Seller who are retained by Buyer on the Closing Date to take approved vacation days which are in excess of their accrued vacation days through the end of calendar year 2000 (up to a maximum of seven (7) days in excess of each such former employee's actual accrued vacation). All vacation days taken by such employees starting on January 1, 2001 must be taken only from accrued but unused vacation days.

               7.7.3 For each employee of Seller who is not offered employment by Buyer immediately after the Closing Date, Seller expects to pay a cash severance benefit to such employee equal to one week's salary for each year of service the employee had with the Seller (the "Severance Benefit"). Seller shall not pay a Severance Benefit to any former employee of Seller who is offered employment by Buyer immediately after the Closing (regardless of whether such employee accepts Buyer's offer of employment). For each Person employed by Seller as of the Closing Date to whom Buyer offers employment for an expected term of less than three (3) months after the Closing Date (such expected term to be communicated by Buyer to Seller prior to the Closing) (each a "Transition Employee"), Buyer will offer to pay a stay bonus (the "Stay Bonus") equal to the amount of the Severance Benefit such Transition Employee would have received had such Transition Employee not been offered employment with Buyer. Buyer shall only be obligated to pay a Stay Bonus to each such Transition Employee who continues his or her employment with Buyer through the period agreed to by Buyer and such Transition Employee.

               7.7.4 Notwithstanding any possible inferences to the contrary, neither Seller nor Buyer intends for this Section 7.7 to create any rights or obligations except as between Seller and Buyer, and no past, present or future employees of Seller or Buyer shall be treated as third-party beneficiaries of this Section 7.7.

                                  ARTICLE VIII
                             CONDITIONS TO CLOSING

          8.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to complete the purchase of Purchased Assets as provided for herein is subject to the fulfillment or satisfaction on or before the Closing Date of each of the conditions set forth below, any of which may be waived by Buyer in writing.

                    (1) All representations and warranties of Seller contained in this Agreement or in any certificate or other document delivered to Buyer pursuant hereto shall be complete, true and correct in all material respects as of the Closing Date with the same effect as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a particular date), and Buyer shall have received a certificate signed by an officer of Seller to such effect;

                    (2) There shall have been no material adverse change in the condition (financial or otherwise), assets, liabilities (absolute, accrued, contingent or otherwise), prospects, earning power, commercial relationships, reserves, business or operations of the Seller or any of the Schools from and after the date of this Agreement;

                    (3) Seller shall have performed all of the obligations, covenants and agreements contained in this Agreement to be performed by Seller on or before the Closing Date, and Buyer shall have received a certificate signed by an officer of Seller to such effect;

                    (4) All instruments and documents required on Seller's part to effectuate and consummate the transactions contemplated hereby as of the Closing, including those described in Section 3.2, shall be delivered by Seller and shall be in form and substance reasonably satisfactory to Buyer and its counsel;

                    (5) No law or order shall have been enacted, entered, issued, promulgated or entered by any governmental entity which prohibits or restricts the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions;

                    (6) Seller and Buyer shall have obtained all registrations, licenses, permits and approvals required by any governmental entity or agency or other regulatory body to operate the Schools in the State of Georgia and all local jurisdictions contained therein;

                    (7) The Schools shall have received all required accreditation approvals;

                    (8) Buyer shall have received satisfactory evidence that all liens (other than the Permitted Exceptions) on the Purchased Assets have been terminated and completely released of record; and

                    (9) Buyer shall have received, from the landlords of the Facilities, executed estoppel certificates and executed landlord consents to assignment of lease.

          8.2 Conditions Precedent to Obligations of Seller. The obligation of Seller to complete the sale of Purchased Assets as provided for herein are subject to the fulfillment or satisfaction on or before the Closing Date of each of the conditions set forth below, any of which may be waived by Seller in writing.

                    (1) All representations and warranties of Buyer contained in this Agreement or in any certificate or other document delivered to Seller pursuant hereto shall be complete, true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties speak as of a particular date), and Seller shall have received a certificate signed by an officer of Buyer to such effect;

                    (2) Buyer shall have performed all of the obligations, covenants and agreements contained in this Agreement to be performed by Buyer on or before the Closing Date, and Seller shall have received a certificate signed by an officer of Buyer to such effect;

                         (3) All instruments and documents required on Buyer's part to effectuate and consummate the transactions contemplated hereby, including those described in Section 3.3, shall be delivered by Buyer and shall be in form and substance reasonably satisfactory to Seller and its counsel;

                         (4) No law or order shall have been enacted, entered, issued, promulgated or entered by any governmental entity which prohibits or restricts the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions; and

                         (5) Seller and Buyer shall have obtained all registrations, licenses, permits and approvals required by any governmental entity or agency or other regulatory body to operate the Schools in the State of Georgia and all local jurisdictions contained therein.

                                  ARTICLE IX
                                 MISCELLANEOUS

          9.1 Binding Effect. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Neither this Agreement, nor the obligations of any party hereunder, shall be assignable or transferable by any such party without the prior written consent of all parties hereto, except that Buyer may assign its right hereunder to an Affiliate. No assignment of any right or delegation of any duty shall relieve the assignor or delegator of any liabilities hereunder, except to the extent, if any, so provided in a writing signed by the obligee(s).

          9.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be given or made (a) by personal delivery, (b) by a nationally recognized courier service for overnight delivery, charges prepaid, or (c) by registered or certified mail, postage prepaid, return receipt requested, in each case addressed if to Buyer, at:

                    Corinthian Schools, Inc.
                    6 Hutton Centre Drive, Suite 400
                    Santa Ana, California 92707
                    Attention:  David Moore and Stan A. Mortensen, Esq.

               with each such notice to Buyer, a copy to:

                    O'Melveny & Myers LLP
                    610 Newport Center Drive, Suite 1700

                    Newport Beach, California 92660
                    Attention:  David A. Krinsky, Esq.
                    Facsimile:  (949) 823-6994

               if to Seller or Owners, at:

                    Cuff & Dean Incorporated
                    41 Marietta Street, Suite 1000
                    Atlanta, Georgia  30303
                    Attention:  Dominic Dean
               with each such notice to Seller or Owners, a copy to:

                    Holt Ney Zatcoff & Wasserman, LLP
                    100 Galleria Parkway, Suite 600
                    Atlanta, Georgia  30339-5511
                    Attention: Michael G. Wasserman

or at such other place as the party to whom such notice of communication is to be addressed may have designated to the other parties by notice conforming to this Section 9.2. Notices shall be deemed effective and received (i) on the actual receipt in the case of hand delivery, (ii) on the next business day after deposit in the case of notices by nationally recognized overnight courier services, or (iii) on the third business day after the date of mailing in the manner set forth herein. As used herein, notice to a party shall include concurrent notice to that party's counsel as set forth herein.

          9.3 Entire Agreement. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations, representations, warranties and discussions of the parties, whether oral or written; and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          9.4 Nature and Survival of Representations. The representations, warranties, covenants and agreements of Buyer, Seller and Owner contained in this Agreement, and all statements contained in this Agreement or any Exhibit or Schedule hereto or any certificate or financial statement delivered pursuant to this Agreement, shall be deemed to constitute representations, warranties, covenants and agreements of the respective party delivering the same. All such representations, warranties, covenants and agreements shall survive the Closing for a period of eighteen (18) months.

          9.5 Risk of Loss or Damage; Insurance. It is understood and agreed that all right, title and interest in and to the Purchased Assets and all risk of loss or damage thereto shall not pass from Seller to Buyer unless and until the Closing occurs, whereupon all risk of loss or damage shall pass to Buyer.
In the event of a casualty or condemnation in respect of a Material Portion of the Purchased Assets prior to the Closing, Buyer shall have the right, at its sole option, to elect either (a) to terminate this Agreement or (b) to accept the insurance proceeds in respect of such casualty or condemnation and proceed to close otherwise in accordance with the terms and conditions of this Agreement. In the event of a casualty or condemnation in respect of less than a Material Portion of the Purchased Assets prior to the Closing, (A) Buyer shall accept the insurance proceeds in respect of such casualty or condemnation, (B) Seller and the Owners shall reimburse and indemnify Buyer for and against any and all losses, costs or damages incurred by Buyer in respect of such immaterial casualty or condemnation to the extent not covered by insurance, and (C) the parties shall proceed to close otherwise in accordance with the terms and conditions of this Agreement. Seller agrees to maintain the insurance currently carried with respect to the Purchased Assets until the Closing. The term condemnation or casualty to a "Material Portion of the Purchased Assets," for purposes of this Section 9.5 only, shall mean a condemnation or casualty equal to or greater than $100,000.00.

          9.6 Waiver. No waiver shall be deemed to have been made by any party of any of its rights hereunder unless the same shall be in writing and shall be signed by the waiving party. Such a waiver, if any, shall be a waiver only in respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of any other party in any other respect at any other time.

          9.7 Governing Law. This Agreement shall be construed and interpreted according to the substantive laws of the State of California without giving effect to the principles of conflicts of law thereof.

          9.8 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

          9.9 Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.10 Severability. In the event that any one or more terms or provisions hereof shall be held void or unenforceable by any court or arbitrator, all remaining terms and provisions hereof shall remain in full force and effect.

          9.11 Time is of the Essence. Seller and Buyer agree that time is of the essence in connection with the implementation and performance by the parties of all terms, conditions and obligations of this Agreement.

          9.12 Indemnification by Seller and Owners. Seller and Owners, jointly and severally, hereby agree to indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors, shareholders, employees, agents, successors and assigns from and against any and all claims, liabilities, obligations, losses, costs, expenses (including, without limitation, interest, penalties and reasonable attorneys' fees), fines, or damages of any kind or nature (collectively "Losses"), as a result of, or based upon or arising out of:

                         (1) any breach of, or any inaccuracy or
     misrepresentation in, any of the representations or warranties made by Seller or Owner in this Agreement or any other agreement, statement or certificate delivered pursuant hereto;

                         (2) any breach of or violation by Seller or Owner of any of the covenants made by Seller and/or Owner in this Agreement or any other agreement, statement or certificate delivered pursuant hereto;

                         (3) all Losses arising out of or resulting from any claim related to or arising out of Seller's operation of the Schools prior to the Closing Date that are asserted with respect to any liabilities that are not Assumed Liabilities;

                         (4) all Losses arising out of or resulting from the Excluded Liabilities;

                         (5) any Losses arising out of or resulting from the matters disclosed in item "D" of Seller's Schedule of Exceptions or on
     Schedule 5.5, Schedule 5.14 and Schedule 5.19; and
     -------- ---  -------------     -------------

                         (6) any actions, judgments, costs and expenses (including reasonable attorneys' fees, expert witness fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section 9.12.

          9.13 Indemnification by Buyer. Buyer hereby agrees to indemnify, defend and hold harmless Seller, Owners, their Affiliates, and their respective officers, directors, shareholders, employees, agents, successors and assigns from and against any and all Losses (as such term is defined in Section 9.12, supra) , as a result of, or based upon or arising out of:

                         (1) any breach of, or any inaccuracy or
     misrepresentation in, any of the representations or warranties made by Buyer in this Agreement or any other agreement, statement or certificate delivered pursuant hereto;

                         (2) any breach of or violation by Buyer of any of the covenants made by Buyer in this Agreement or any other agreement, statement or certificate delivered pursuant hereto;

                         (3) all Losses arising out of or resulting from any claim arising out of operation of the Schools on or after the Closing Date;

                         (4) all Losses arising out of or resulting from the Assumed Liabilities; and

                         (5) any actions, judgments, costs and expenses (including reasonable attorneys' fees, expert witness fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section 9.13.

          9.14 Indemnification of Third Party Claims; Right to Set-Off. (a) The provisions of this Section 9.14 shall govern any claim for indemnification of Buyer, pursuant to Section 9.12, or Seller, pursuant to Section 9.13 (each such party an "Indemnitee"), against the party agreeing to provide indemnification hereunder (the "Indemnitor"). The Indemnitee shall promptly give notice hereunder to the Indemnitor, after obtaining notice of any claim as to which recovery may be sought against the Indemnitor because of the indemnity in Section 9.12 or 9.13, and, if such indemnity shall arise from the claim of a third party, the Indemnitee shall consent to the Indemnitor assuming the defense of any such claim; provided that the Indemnitee shall not be required to permit
                   --------
the Indemnitor to assume the defense of any third party claim (x) which, if not first paid, discharged or otherwise complied with, would result in a material interruption or cessation of the conduct of the business of the Indemnitee, or
(y) if the Indemnitee reasonably concludes that there may be a conflict of interest between the Indemnitor, on the one hand, and the Indemnitee, on the other hand, in the conduct of the defense of such action. Failure by the Indemnitor to notify the Indemnitee of its election to defend any such claim or action within 14 days of the date of notice from the Indemnitee shall be deemed to constitute its consent to the Indemnitee's assumption of such defense. If the Indemnitor assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnitor hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom including the retention of counsel, which counsel must be to the Indemnitee's reasonable satisfaction, and holding the Indemnitee harmless from and against any and all Losses resulting from, arising out of, or incurred with respect to any settlement approved by the Indemnitor or any judgment in connection with such claim or litigation resulting therefrom. The Indemnitor shall not, in the defense of such claim or litigation, (i) consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnitee, which consent shall not be unreasonably withheld or (ii) enter into any settlement (except with the written consent of the Indemnitee, which consent shall not be unreasonably withheld), unless the Indemnitee is released and held harmless from and against any and all Losses resulting from, arising out of or incurred with respect to such judgment or settlement. If the Indemnitor shall not assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it deems appropriate, and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate and the Indemnitor shall promptly reimburse the Indemnitee for the amount of such settlement and for all Losses incurred by the Indemnitee in connection with the defense against or settlement of such claim or litigation.

          (b) Upon notice to Seller, Buyer is hereby authorized at any time, and from time to time, to set-off and apply any and all amounts owing by Buyer to Seller (including, without limitation, any amounts owing as part of the Deferred Payment), whether under this Agreement or otherwise, against any and all of the obligations of Seller and/or Owners to Buyer

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

hereunder, including without limitation Seller's and Owners' obligations pursuant to Section 9.12 hereof and this Section 9.14.

          9.15  Dispute Resolution and Arbitration.

                9.15.1 Negotiation Between Parties. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management (if any) than the Persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice the receiving party shall submit to the other a written response. The notice and the response shall include (i) a statement of each party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who represents that party and of any other Person who will accompany the executive. Within 10 days after delivery of the disputing party's notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. If the matter has not been resolved within 45 days of the disputing party's notice, or if the parties fail to meet within 10 days, either party may initiate arbitration of the controversy or claim as provided hereinafter. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of all applicable rules of evidence.

                9.15.2 Arbitration. Any dispute arising out of or relating to this Agreement or the breach, termination or the validity hereof, which has not been resolved by the nonbinding meet and confer provisions provided in Section
9.15.1 within 90 days of the initiation of such procedure, shall be settled by arbitration in accordance with the then-current End Dispute-Judicial Arbitration and Mediation Services (JAMS) rules for arbitration of business disputes by a sole arbitrator who shall be a former superior court or appellate court judge or justice with significant experience in resolving business disputes. If available, the arbitrator should have familiarity or experience in Title IV funding matters. The arbitration shall be governed by the rules of civil procedure in the jurisdiction in which such arbitration proceeding is initiated, and the parties intend this procedure to be specifically enforceable in accordance with such provisions. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator may award equitable relief in those circumstances where monetary damages would be inadequate. The arbitrator shall be required to follow the applicable law as set forth in the governing law section of this Agreement.

                9.15.3 Satisfaction of Damages. In the event that an arbitrator awards damages to Buyer hereunder, or Seller admits in writing liability for damages hereunder, and if there is then outstanding any amount owed by Buyer to Seller hereunder (whether as part of the Deferred Payment or otherwise), then the amount of such damages shall first be satisfied by offset against such outstanding amounts.

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

          9.16 Third Party Beneficiaries. Except for Gaylinda Lippman's rights under Sections 9.21 and 9.22, this Agreement shall be binding upon, be enforceable against, and inure to the benefit of the parties and their respective successors and permitted assigns; otherwise, this Agreement shall not, and shall not be deemed to, inure to the benefit of or be enforceable by any third party.

          9.17 Expenses. Each party hereto shall bear its own expenses relating to the transactions contemplated by this Agreement.

          9.18 Limitation of Liability. Seller and the Owners shall not be liable to Buyer under Subsection 9.12(1) unless and until the aggregate of Buyer's Losses thereunder shall equal or exceed one hundred thousand dollars ($100,000.00) (the "Threshold"); if Buyer's Losses under Section 9.12(1) exceed the Threshold, Seller and the Owners shall jointly and severally indemnify Buyer for all such Losses without regard to the Threshold. In no event shall Sellers' and the Owners' aggregate liability to Buyer hereunder exceed $5,000,000.00 (including, without limitation, Seller's and Owners' liability for matters indemnified under Subsection 9.12). The limitations set forth in this Section
9.18 shall not apply to Losses of Buyer arising out of (i) fraud, or (ii) the breach of any representation or warranty contained herein if such representation or warranty was made with (x) actual knowledge that it contained an untrue statement of fact or (y) an intention to mislead by omitting to state a fact necessary to make the other statement of facts contained therein not misleading.

          9.20 Knowledge of Seller. For all purposes hereof, the term "knowledge of Seller," or similar such terms, shall mean what is actually known by either Owner, and only what is actually known by either Owner.

          9.21 Tuition Relief. For each of the one-year periods commencing on the Closing Date, and each of the first, second, third, and fourth anniversaries thereof, Gaylinda Lippman shall be entitled to designate one individual and one education program presented by Buyer during such period, and Buyer shall not charge tuition to such person for such program; provided, however, that Buyer
                                                -----------------
shall be obligated to perform under this Section 9.21 only if and to the extent
                                                      -------------------------
that: (i) such performance is consistent with all applicable laws, regulations
-----
and accrediting agency rules, and (ii) Buyer has available space for such student in the selected program.

          9.22 Limited Employment. For each of the one year periods (an "Applicable Period") commencing on the Closing Date and each of the first, second, third, and fourth anniversaries thereof, each of Arthur Cuff, Dominic Dean and Gaylinda Lippman (each an "Applicable Person") shall, at his or her request, be employed by Buyer to provide limited consulting services to Buyer for compensation equal to one dollar ($1.00), which employment shall entitle him or her to inclusion in Buyer's health care employee benefits program (the "Benefits Program"); provided, however, that Buyer shall be obligated to perform
                     -----------------
under this Section 9.22 as respects an Applicable Person and an Applicable Period only if (A) such Applicable Person has paid Buyer beforehand for Buyer's expected contribution to such Benefits Program, and (B) if and to the extent that such performance is consistent with all applicable law and all agreements between Buyer and any third party with whom Buyer contracts to provide the Benefits Program.

          9.23 References to Schools. When obvious from the context, references to the "Schools" are to be considered references to the Seller.

          9.24 Representation by Counsel. EACH PARTY HERETO REPRESENTS AND AGREES WITH EACH OTHER THAT IT HAS BEEN REPRESENTED BY, OR HAD THE OPPORTUNITY TO BE REPRESENTED BY, INDEPENDENT COUNSEL OF ITS OWN CHOOSING, AND THAT IT HAS HAD THE FULL RIGHT AND OPPORTUNITY TO CONSULT WITH ITS RESPECTIVE ATTORNEY(S), THAT TO THE EXTENT, IF ANY, THAT IT DESIRED, IT AVAILED ITSELF OF THIS RIGHT AND OPPORTUNITY, THAT IT OR ITS AUTHORIZED OFFICERS (AS THE CASE MAY BE) HAVE CAREFULLY READ AND FULLY UNDERSTAND THIS AGREEMENT IN ITS ENTIRETY AND HAVE HAD IT FULLY EXPLAINED TO THEM BY SUCH PARTY'S RESPECTIVE COUNSEL, THAT EACH IS FULLY AWARE OF THE CONTENTS THEREOF AND ITS MEANING, INTENT AND LEGAL EFFECT, AND THAT IT OR ITS AUTHORIZED OFFICER (AS THE CASE MAY BE) IS COMPETENT TO EXECUTE THIS AGREEMENT AND HAS EXECUTED THIS AGREEMENT FREE FROM COERCION, DURESS OR UNDUE INFLUENCE. THIS AGREEMENT IS THE PRODUCT OF NEGOTIATIONS BETWEEN THE PARTIES HERETO REPRESENTED BY COUNSEL AND ANY RULES OF CONSTRUCTION RELATING TO INTERPRETATION AGAINST THE DRAFTER OF AN AGREEMENT SHALL NOT APPLY TO THIS AGREEMENT AND ARE EXPRESSLY WAIVED. THE PROVISIONS OF THIS AGREEMENT SHALL BE INTERPRETED IN A REASONABLE MANNER TO EFFECT THE INTENTIONS OF THE PARTIES TO THIS AGREEMENT.

               [SIGNATURES ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of this 8th day of March, 2000.

                     "BUYER"

                     CORINTHIAN SCHOOLS, INC.,
                     a Delaware corporation


                     By:  Frank J. McCord
                        -----------------------
                     Name: FRANK J. MCCORD
                          ---------------------
                     Title: VICE PRESIDENT
                           --------------------

                     "SELLER"


                     CUFF & DEAN INCORPORATED,
                     a Georgia corporation


                     By: /s/ Dominic J. Dean
                        -----------------------
                     Name:  Dominic J. Dean
                          ---------------------
                     Title:  President
                           --------------------


                     "OWNERS"


                       /s/ Dominic J. Dean
                     --------------------------
                     Dominic J. Dean


                        /s/ Arthur Cuff
                     --------------------------
                     Arthur Cuff

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